Exhibit 99.1

News For Immediate Release 4100 Spring Valley Road, Ste 1001, Dallas, TX 75244

Panda Ethanol Inc.
Media or Investors:
Bill Pentak, (972) 361-1200
breakingnews@pandaethanol.com
Panda Ethanol Terminates General Contractor;
Assumes Responsibility for Completing Hereford, Texas Facility
DALLAS — September 22, 2008 — Panda Ethanol Inc. today announced that it has exercised its contractual right to terminate Lurgi Inc. as the general contractor for Panda’s 115 million gallon-per-year, biomass-fueled ethanol facility located in Hereford, Texas. The action was approved by Panda’s board of directors in addition to the project’s senior and subordinated lenders, as the company had lost confidence in Lurgi’s ability to finish the facility due to continued construction delays. Panda Ethanol will assume responsibility for managing the remaining construction at the facility, which is in the latter stages of completion.
Under terms of a comprehensive engineering, procurement and construction (EPC) contract, Panda has the right to terminate the contract for cause including if final acceptance is not achieved within 180 days of the guaranteed substantial completion date. The refinery was to have been constructed in 17 months and was initially due for substantial completion by December of 2007. Due in large part to faulty foundation work, which is currently in the late stages of remediation, the facility has been under construction for approximately 26 months and is not yet finished. The most recent Lurgi construction schedule shows substantial completion to occur in February of 2009.
Prior to terminating Lurgi, Panda Ethanol also drew upon the full amount of a $16.2 million irrevocable letter of credit, issued as part of the EPC contract, as a guarantee of certain Lurgi payment obligations. Funds from the letter of credit will be used to pay liquidated damages owed to the Panda Hereford project, amounts owed to sub contractors and expenses incurred as a part of the remediation effort.

“The singular most important priority we have as a company is to complete construction and bring this facility on line,” said Darol Lindloff, chief executive officer of Panda Ethanol. “Panda has extensive construction management experience, and we are confident in our ability to finish and start up this plant. We intend to bring this plant on line, and we continue to believe that, once completed, it will be one of the most cost-efficient ethanol production facilities in the United States.”
The company previously disclosed in its most recent quarterly filing that it was actively engaged in discussions with senior lenders to restructure the project’s debt, which is non-recourse to Panda Ethanol. In a more recent filing, the company disclosed that the Hereford project’s senior lenders approved a September 4 construction draw in the amount of $3.8 million. The company will continue to seek senior lender approval for additional draws to complete construction of the project.
Construction work is continuing at the site with the support of the Hereford project’s sub contractors.
About Panda Ethanol Inc.
Panda Ethanol Inc. (OTC BULLETIN BOARD: PDAE), headquartered in Dallas, Texas, is helping to reduce the nation’s dependence on hydrocarbons and foreign oil by producing clean, economic alternative energy. In 2005, Newsweek magazine named Panda one of the 10 most eco-friendly companies in America. In 2007, Project Finance Magazine awarded Panda “North American Ethanol Deal of the Year” for its financing of the state-of-the-art, Hereford biomass-fueled ethanol facility.
By using biogas to fuel the plant, instead of fossil fuels such as natural gas, Panda is conserving the energy equivalent of 1,000 barrels of oil a day. The biofuel produced by the Hereford plant could displace approximately 2.6 million barrels of foreign oil a year.
The company is committed to being the “greenest” ethanol producer in the United States. Additional information on Panda Ethanol can be found at www.pandaethanol.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Panda Ethanol intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Panda Ethanol’s actual results to differ materially from those discussed in any such forward-looking statement. These risks, factors, and conditions include, but are not limited to, our ability to mobilize the workforce, the time, cost and ability to complete construction of the Hereford facility; our ability to draw additional funds under the Hereford project senior credit facility, issues and/or delay arising in connection with the development and construction of the Hereford facility, permits, easements, site conditions, workmanship, process engineering, and conflicts of interest, the outcome of the Lurgi arbitration, as well as the risks and uncertainties set forth in Panda Ethanol’s Quarterly Reports on Form 10-Q filed on August 19, 2008 and May 20, 2008 and our Annual Report on Form 10-K filed on April 15, 2008 and its annual and quarterly reports filed with the Securities and Exchange Commission. In addition, new factors, risks and uncertainties may emerge from time to time. Panda Ethanol undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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